Exhibit 99.1

Augmedix, Inc. and Subsidiaries

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Augmedix, Inc.

San Francisco, California

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Augmedix, Inc. and Subsidiaries (collectively the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive loss, convertible preferred stock and changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of their operations and comprehensive loss and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Frank, Rimerman +Co. LLP

We have served as the Company’s auditor since 2018.

San Francisco, California

October 9, 2020, except for Note 13, as to which the date is February 1, 2021

Augmedix, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2019	2018
Assets
Current assets:
Cash	$9,603,266	$9,914,454
Restricted cash	2,000,119	—
Accounts receivable, net of allowance for doubtful accounts of $9,882 and $12,822 at December 31, 2019 and 2018, respectively	2,290,803	2,167,265
Prepaid expenses and other current assets	458,509	451,695
Total current assets	14,352,697	12,533,414
Property and equipment, net	1,213,026	1,347,650
Deposits	173,294	122,500
Total assets	$15,739,017	$14,003,564

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Note payable, current portion	$2,893,667	$240,000
Subordinated note payable, current portion	—	251,130
Accounts payable	640,896	266,076
Accrued expenses and other current liabilities	2,766,248	2,298,545
Deferred revenue	5,510,460	4,865,499
Customer deposits	1,052,900	1,161,650
Total current liabilities	12,864,171	9,082,900
Note payable, net of current portion	—	3,433,667
Subordinated note payable, net of current portion	9,721,608	9,721,177
Deferred rent, net of current portion	20,877	230,887
Preferred stock warrant liability	4,391,372	328,559
Total liabilities	26,998,028	22,797,190
Commitments and contingencies (Note 9)
Convertible preferred stock (Note 7)	53,882,460	38,257,039
Stockholders’ deficit:
Common stock, $0.0001 par value; 65,189,974 shares authorized; 1,980,462 and 1,971,987 shares issued and outstanding at December 31, 2019 and 2018, respectively	198	197
Additional paid-in capital	3,173,987	2,773,356
Accumulated deficit	(68,274,256)	(49,775,915)
Accumulated other comprehensive loss	(41,400)	(48,303)
Total stockholders’ deficit	(65,141,471)	(47,050,665)
Total liabilities, convertible preferred stock and stockholders’ deficit	$15,739,017	$14,003,564

The accompanying notes are an integral part of these consolidated financial statements.

Augmedix, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

	Year Ended December 31,
	2019	2018

Revenues	$14,107,681	$10,815,253
Cost of revenues	9,428,454	10,029,336
Gross profit	4,679,227	785,917
Operating expenses:
General and administrative	10,861,392	13,153,849
Sales and marketing	3,583,285	3,593,745
Research and development	6,977,259	6,960,624
Total operating expenses	21,421,936	23,708,218
Loss from operations	(16,742,709)	(22,922,301)
Other income (expenses):
Interest expense	(2,812,361)	(2,083,195)
Interest income	6,268	4,594
Other income (expenses)	1,050,461	838,157
Total other income (expenses), net	(1,755,632)	(1,240,444)
Net loss	(18,498,341)	(24,162,745)
Other comprehensive income:
Foreign exchange translation adjustment	6,903	1,182
Total comprehensive loss	$(18,491,438)	$(24,161,563)
Net loss per share of common stock, basic and diluted	$(9.36)	$(20.32)
Weighted average shares of common stock outstanding, basic and diluted	1,975,911	1,189,374

The accompanying notes are an integral part of these consolidated financial statements.

Augmedix, Inc. and Subsidiaries

Consolidated Statements of Convertible Preferred Stock and Changes in Stockholders’ Deficit

			Stockholders’ Deficit
	Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Deficit
Balance at January 1, 2018	1,414,308	$64,053,153	941,935	$94	$2,143,041	$(74,849,697)	$(49,485)	$(72,756,047)
Beneficial conversion feature related to convertible notes payable	—	295,997	—	—	—	—	—	—
Issuance of Series B convertible preferred stock, net of issuance costs	659,020	10,762,639	—	—	—	—	—	—
Recapitalization of convertible preferred stock	10,679,013	(49,607,096)	1,028,762	102	370,467	49,236,527	—	49,607,096
Issuance of Series A convertible preferred stock, net of issuance costs	6,376,169	12,752,346	—	—	—	—	—	—
Exercise of common stock options	—	—	1,290	1	7,028	—	—	7,029
Stock-based compensation expense	—	—	—	—	252,820	—	—	252,820
Foreign currency translation adjustment	—	—	—	—	—		1,182	1,182
Net loss	—	—	—	—	—	(24,162,745)	—	(24,162,745)
Balance at December 31, 2018	19,128,510	38,257,039	1,971,987	197	2,773,356	(49,775,915)	(48,303)	(47,050,665)
Conversion of bridge loan to Series B convertible preferred stock	3,045,240	2,609,321	—	—	—	—	—	—
Beneficial conversion feature related to convertible notes payable	—	1,078,769	—	—	—	—	—	—
Issuance of Series B convertible preferred stock, net of issuance costs	12,609,561	11,937,331	—	—	—	—	—	—
Repurchase of common stock	—	—	(824)	—	—	—	—	—
Exercise of common stock options	—	—	9,299	1	3,532	—	—	3,533
Stock-based compensation expense	—	—	—	—	397,099	—	—	397,099
Foreign currency translation adjustment	—	—	—	—	—	—	6,903	6,903
Net loss	—	—	—	—	—	(18,498,341)	—	(18,498,341)
Balance at December 31, 2019	34,783,311	$53,882,460	1,980,462	$198	$3,173,987	$(68,274,256)	$(41,400)	$(65,141,471)

The accompanying notes are an integral part of these consolidated financial statements.

Augmedix, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(18,498,341)	$(24,162,745)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	949,006	1,587,939
Stock-based compensation	397,099	252,820
Non-cash interest expense	1,421,655	637,079
Change in fair value of preferred stock warrant liability	71,635	31,566
Allowance for doubtful accounts	(2,941)	(11,776)
Deferred rent	(217,756)	(188,225)
Changes in operating assets and liabilities:
Accounts receivable	(126,200)	(661,376)
Prepaid expenses and other current assets	(38,950)	156,764
Deposits	(40,882)	(5,813)
Accounts payable	373,747	(352,644)
Accrued expenses and other current liabilities	530,280	278,309
Deferred revenue	644,961	2,431,683
Customer deposits	(108,750)	111,650
Net cash used in operating activities	(14,645,437)	(19,894,769)
Cash flows from investing activities:
Purchase of property and equipment	(823,013)	(341,574)
Net cash used in investing activities	(823,013)	(341,574)
Cash flows from financing activities:
Repayment of notes payable	(1,357,837)	(1,326,333)
Proceeds from issuance of convertible preferred stock	15,271,440	20,818,868
Proceeds from issuance of convertible notes payable	3,303,535	2,650,000
Payment of financing costs	(52,893)	—
Proceeds from exercise of stock options	3,533	7,029
Net cash provided by financing activities	17,167,778	22,149,564
Effect of exchange rate changes on cash and restricted cash	(10,397)	1,182
Net increase in cash and restricted cash	1,688,931	1,914,403
Cash and restricted cash at beginning of year	9,914,454	8,000,051
Cash and restricted cash at end of year	$11,603,385	$9,914,454
Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$1,367,929	$1,426,329
Supplemental schedule of non-cash investing and financing activities:
Issuance of convertible preferred stock in exchange for convertible notes payable and accrued interest	$3,319,283	$2,664,375
Conversion of convertible preferred stock to shares of common stock and Series A-1 convertible preferred stock	$—	$49,607,096
Beneficial conversion feature related to convertible notes payable	$1,078,769	$295,997

The accompanying notes are an integral part of these consolidated financial statements.

Augmedix, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

1. Nature of business and liquidity

Nature of Business

Augmedix, Inc. (Augmedix) was incorporated in the state of Delaware in April 2013 and is headquartered in San Francisco, California. Augmedix has two wholly-owned subsidiaries, Augmedix Bangladesh Limited, established in February 2015, and Augmedix Solutions Private Limited, established in February 2019, which are entities formed in Bangladesh and India, respectively (collectively, the Company). The Company provides real time medical documentation services utilizing a smart glass and phone platform to enable bi-directional communication between clinicians and scribes.

Liquidity and Going Concern

In accordance with Accounting Standards Update (“ASU”) No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), the Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued.

The Company has incurred recurring losses since its inception, including net losses of $18.5 million and $24.2 million for the years ended December 31, 2019 and 2018, respectively. In addition, as of December 31, 2019, the Company had an accumulated deficit of $68.3 million. The Company has relied on debt and equity financing to fund operations to date and management expects losses and negative cash flows to continue, primarily as a result of continued research, development and marketing efforts. The Company believes its cash and restricted cash after taking into consideration the private placement offering that was completed on October 5, 2020 (Note 13) will provide sufficient resources to meet working capital needs through at least October 2021. Over the longer term, if the Company does not generate sufficient revenue from new and existing products, additional debt or equity financing may be required along with a reduction in expenditures. Additionally, there is no assurance if the Company requires additional future financing, that such financing will be available on terms, which are acceptable to the Company, or at all.

Risks and Uncertainties

The Company is subject to a number of risks associated with companies at a similar stage, including dependence on key individuals, competition from similar products and larger companies, volatility of the industry, ability to obtain adequate financing to support growth, the ability to attract and retain additional qualified personnel to manage the anticipated growth of the Company, and general economic conditions.

2. Basis of presentation and summary of significant accounting policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements are presented in U.S. dollars and have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and as amended by Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”). The accompanying consolidated financial statements include the accounts of Augmedix, Inc. and its wholly-owned subsidiaries, Augmedix Bangladesh Limited and Augmedix Solutions Private Limited. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and reported amounts of revenue and expenses during the reporting period. The Company’s significant estimates and judgments involve the identification of performance obligations in revenue recognition and the valuation of the warrant liability and stock-based compensation, including the underlying fair value of the preferred and common stock. Actual results could differ from those estimates.

Augmedix, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Segment Information

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company views its operations and manages its business in one segment.

Reverse Stock Split

In March 2019, the Board of Directors approved an amendment of the Company’s Certificate of Incorporation approving a 10:1 reverse stock split on all authorized and outstanding shares of common stock and preferred stock. All references to common stock share, preferred stock share and per share amounts in these consolidated financial statements have been retroactively adjusted to reflect, where applicable, the reverse stock split, as indicated.

Foreign Currency Transactions, Translations and Foreign Operations

The functional currency of the Bangladesh and India subsidiaries are the Bangladeshi Taka and Indian Rupee, respectively. All assets and liabilities denominated in each entity’s functional currency are translated into the United States Dollar using the exchange rate in effect as of the balance sheet dates. Expenses are translated using the average exchange rate for the reporting period. The resulting translation gains and losses are recorded within the consolidated statements of operations and comprehensive loss and as a separate component of stockholders’ deficit. Foreign currency transaction gains and losses are recorded within other income (expense) in the accompanying consolidated statements of operations and comprehensive loss. Transaction gains and losses were not material for the years ended December 31, 2019 and 2018.

Operations outside the United States are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risks are changes in existing tax laws, possible limitations on foreign investment and income repatriation, government price or foreign exchange controls, and restrictions on currency exchange.

Concentrations of Credit Risk and Major Customers

Financial instruments at December 31, 2019 and 2018 that potentially subject the Company to concentration of credit risk consist primarily of cash and accounts receivable.

The Company’s cash is deposited with major financial institutions in the U.S., Bangladesh and India. At times, deposits in financial institutions located in the U.S. may be in excess of the amount of insurance provided on such deposits by the Federal Deposit Insurance Corporation (FDIC). Cash deposits at foreign financial institutions are not insured by government agencies of Bangladesh and India. To date, the Company has not experienced any losses on its cash deposits.

The Company’s accounts receivable are derived from revenue earned from customers located in the U.S. Major customers are defined as those generating revenue in excess of 10% of the Company’s annual revenue. The Company had two major customers during the year ended December 31, 2019 and three major customers during the year ended December 31, 2018. Revenues from the major customers accounted for 26% and 17% of revenue for the year ended December 31, 2019, and 21%, 15% and 12% of revenue for the year ended December 31, 2018. Accounts receivable from these customers totaled $892,027 and $0 at December 31, 2019, and $470,550, $406,761 and $47,971 at December 31, 2018.

Augmedix, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Restricted Cash

Restricted cash represents amounts held on deposit at a commercial bank used to secure the Company’s Note Payable. The following table provides a reconciliation of the components of cash and restricted cash reported in the Company's consolidated balance sheets to the total of the amount presented in the consolidated statements of cash flows:

	December 31,
	2019	2018
Cash	$9,603,266	$9,914,454
Restricted cash	2,000,119	—
Total cash and restricted cash presented in the consolidated statements of cash flows	$11,603,385	$9,914,454

Accounts receivable

Accounts receivable primarily relates to amounts due from customers, which are typically due within 30 to 60 days. The Company provides credit to its customers in the normal course of business and maintains allowances for potential credit losses.  The Company does not require collateral or other security for accounts receivable. To reduce credit risk with accounts receivable, the Company performs ongoing evaluations of its customers’ financial condition.  Historically, such losses have been immaterial and within management's expectations.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. The Company depreciates computer hardware, software and equipment using the straight-line method over their estimated useful lives, ranging from one to three years. The Company depreciates furniture and fixtures using the straight-line method over their estimated useful lives, ranging from five to seven years. Leasehold improvements are amortized over the shorter of the asset’s useful life or the remaining lease term. Repairs and maintenance are expensed as incurred by the Company.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets, less costs to sell. The Company did not record any expense related to asset impairment in 2019 or 2018.

Deferred Offering Costs

The Company capitalizes certain legal, professional, accounting and other third-party fees that are directly associated with in-process common equity financings as deferred offering costs until such financings are consummated. After consummation of the equity financing, these costs are recorded as a reduction of additional paid-in capital generated as a result of such offering. Should an in-process equity financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the consolidated statements of operations and comprehensive loss. At December 31, 2019 and 2018, deferred offering costs were not considered material to the consolidated financial statements.

Fair Value of Financial Instruments

Certain assets and liabilities of the Company are carried at fair value under U.S. GAAP. The Company uses a three-level hierarchy, which prioritizes, within the measurement of fair value, the use of market-based information over entity-specific information for fair value measurements based on the nature of inputs used in the valuation of an asset or liability as of the measurement date. Fair value focuses on an exit price and is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The inputs or methodology used for valuing financial instruments are not necessarily an indication of the risk associated with those financial instruments.

Augmedix, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The three-level hierarchy for fair value measurements is defined as follows:

Level 1: Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2: Inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3: Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

An asset or liability’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Convertible Preferred Stock Warrants

Accounting standards require that freestanding warrants and similar instruments, due to settlement features of the financial instruments, should be accounted for as a preferred stock warrant liability even though the underlying shares of capital stock may be classified as equity. Such warrants are measured and recognized at fair value, and subject to re-measurement at each balance sheet date. At the end of each reporting period, changes in fair value during the period are recognized as a component of other income (expense) on the accompanying consolidated statements of operations and comprehensive loss until the warrants are exercised or expire.

Revenue Recognition

On January 1, 2018, the Company early adopted ASU 2014-09, Revenue from Contracts with Customers, and its related amendments (ASC 606) using the modified retrospective method and elected to apply the standard only to contracts that were not completed as of the date of adoption (i.e. January 1, 2018). Upon adoption of ASC 606 there was no adjustment necessary to opening accumulated deficit balance.

The following tables summarize the impact of adopting ASC 606 on the Company’s consolidated statement of operations for the year ended December 31, 2018 and consolidated balance sheet as of December 31, 2018, which is attributable to deferring upfront implementation fees.

	Year Ended December 31, 2018
	As Reported Under ASC 606	If Reported Under ASC 605	Effect of Change
Revenues	$10,815,253	$10,869,358	$(54,105)

	As of December 31, 2018
	As Reported Under ASC 606	If Reported Under ASC 605	Effect of Change
Deferred revenue	$4,865,499	$4,811,394	$54,105
Accumulated deficit	(49,775,915)	(49,721,810)	(54,105)

Augmedix, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

ASC 606 outlines a single comprehensive model to use in accounting for revenue arising from contracts with customers. The core principle, involving a five-step process, of the revenue model is that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

The Company derives its revenue through a recurring subscription model. The Company enters into contracts or agreements with its customers with a general initial term of one year. Customers are invoiced in advance and must generally pay an upfront implementation fee. The upfront implementation fee is deferred and recognized over the initial term of the contract and customer prepayments are deferred and included in the accompanying consolidated balance sheets in deferred revenues. Revenues are recognized when the professional services are provided to the Company's customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. The Company’s revenues are earned from customers primarily located in the U.S. After the initial term, contracts are cancellable by the customer at their discretion with a 90 day notice.

The Company determines revenue recognition through the following steps:

●	Identification of the contract, or contracts, with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when, or as, the Company satisfies a performance obligation.

Except for two U.S. state sales tax jurisdictions, applicable taxes, including local, sales, value added tax, etc., are the responsibility of the customer to self-assess and remit to proper tax authorities. Revenue is recognized net of any sales taxes.

The Company also generates revenue from data service projects, which includes discrete projects to complete certain tasks or provide other services to customers. These services represent separate performance obligations which are recognized as revenue as the services are performed.

Contract Balances and Accounts Receivable

Changes in the contract liability deferred revenue account were as follows for the years ended December 31, 2019 and 2018:

	Years Ended December 31,
	2019	2018
Balance, beginning of year	$4,865,499	$2,433,816
Deferral of revenue	14,752,642	13,246,936
Recognition of unearned revenue	(14,107,681)	(10,815,253)
Balance, end of year	$5,510,460	$4,865,499

Accounts receivable from customers was $2,290,803 and $2,167,265 as of December 31, 2019 and 2018, respectively.

Deferred revenue consists of billings or payments received in advance of revenue recognized for the Company’s services, as described above, and is recognized as revenue as earned. As of December 31, 2019, the Company expects to recognize $5,510,460 from remaining performance obligations over the next 12 months.

Customer Deposits

Customer deposits consists of deposits received by the Company, as required on certain contracts and agreements, which are refundable at the termination of the contract.

Augmedix, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Cost of Revenue

The Company’s cost of revenue consists primarily of salaries and related expenses, overhead, contract labor and third party services from remote documentation specialist vendors, depreciation expense related to the glass equipment and information technology costs incurred directly in the Company’s revenue-generating activities.

Stock-Based Compensation

The Company measures and recognizes compensation expense for all stock options awarded to employees and nonemployees based on the estimated fair market value of the award on the grant date. The Company uses the Black-Scholes option pricing model to value its stock option awards. The Company recognizes compensation expense on a straight-line basis over the requisite service period, which is generally the vesting period of the award. The Company accounts for forfeitures of stock options as they occur. Stock-based awards issued to nonemployees were revalued at each reporting period until the award vests.

On January 1, 2019, the Company early adopted ASU 2018-7, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for share-based payments granted to nonemployees for goods and services. As a result of the adoption, stock-based awards issued to nonemployees are no longer required to be revalued at each reporting period. The adoption of ASU No. 2018-7 did not have a material effect on the consolidated financial statements.

Estimating the fair market value of options requires the input of subjective assumptions, including the estimated fair value of the Company’s common stock, the expected life of the options, stock price volatility, the risk-free interest rate and expected dividends. The assumptions used in the Company’s Black-Scholes option-pricing model represent management’s best estimates and involve a number of variables, uncertainties and assumptions and the application of management’s judgment, as they are inherently subjective.

Research and Development Costs

Research and development costs are expensed as incurred and consist primarily of personnel-related expenses, licensing costs and other direct expenses.

Advertising Costs

All advertising costs are expensed as incurred and included in sales and marketing expenses. Advertising expenses incurred by the Company were not material for the years ended December 31, 2019 or 2018.

Comprehensive Loss

The Company reports comprehensive loss, which includes the Company’s net loss as well as changes in equity from non-stockholder sources, as a separate component of stockholders’ deficit. In the Company’s case, the change in equity included in comprehensive loss is the cumulative foreign currency translation adjustments.

Income Taxes

Income taxes are accounted for under the asset and liability method as required by FASB ASC Topic 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period corresponding to the enactment date. Under ASC 740, a valuation allowance is required when it is more likely than not all or some portion of the deferred tax assets will not be realized through generating sufficient future taxable income.

Augmedix, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

FASB ASC Subtopic 740 10, Accounting for Uncertainty of Income Taxes, (“ASC 740 10”) defines the criterion an individual tax position must meet for any part of the benefit of the tax position to be recognized in financial statements prepared in conformity with GAAP. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not such tax position will be sustained on examination by the taxing authorities, based solely on the technical merits of the respective tax position. The tax benefits recognized in the financial statements from such a tax position should be measured based on the largest benefit having a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority. In accordance with the disclosure requirements of ASC 740 10, the Company’s policy on income statement classification of interest and penalties related to income tax obligations is to include such items as part of total income tax expense.

Net Loss Per Share

Basic net loss per share of common stock is computed by dividing net loss by the weighted average number of common stock outstanding during each period. Diluted net loss per common stock includes the effect, if any, from the potential exercise or conversion of securities, such as options and warrants which would result in the issuance of incremental common stock. In computing basic and diluted net loss per share, the weighted average number of shares is the same for both calculations due to the fact that a net loss existed for the years ended December 31, 2019 and 2018.

The following potentially dilutive securities have been excluded from the computation of diluted weighted-average shares of common stock outstanding, as they would be anti-dilutive:

	December 31,
	2019	2018
Convertible preferred stock	34,783,311	19,128,510
Convertible preferred stock warrants	6,440,326	239,300
Common stock warrants	13,273	3,273
Stock options	6,533,394	5,802,523
	47,770,304	25,173,606

Recent Accounting Pronouncements

In February 2016, the FASB issued ASC Topic 842, Leases. This standard requires all entities that lease assets with terms of more than 12 months to capitalize the assets and related liabilities on the balance sheet. In June 2020, the FASB issued ASU 2020-05, which amended the effective date of Topic 842 until January 1, 2022. Upon adoption, the standard requires the use of a modified retrospective transition approach for its adoption. The Company is currently evaluating the effect Topic 842 will have on its financial statements and related disclosures. Management expects the assets leased under operating leases, similar to the leases disclosed in Note 9 to the consolidated financial statements, will be capitalized together with the related lease obligations on the consolidated balance sheet upon the adoption of Topic 842.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU No. 2016-15 addresses eight specific cash flow issues with the objective of reducing diversity in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The new standard is effective for fiscal years and interim periods beginning after December 15, 2019. The adoption of this guidance will not have a material impact to the consolidated statement of cash flows.

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurements, which changes the fair value measurement disclosure requirements of ASC 820. The goal of the ASU is to improve the effectiveness of ASC 820’s disclosure requirements. The new standard is effective for fiscal years and interim periods beginning after December 15, 2019. The adoption of this guidance will not have a material impact on the consolidated financial statements.

Augmedix, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

In August 2020, the FASB issued ASC Update No. 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The goal of the ASC is to simplify the complexity associated with applying U.S. GAAP for certain financial instruments with characteristics of liabilities and equity. More specifically, the amendments focus on the guidance for convertible instruments and derivative scope exception for contracts in an entity’s own equity. The new standard is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The impact of adoption on the consolidated statements is being evaluated.

3. Fair Value Measurements

The following table presents the Company's assets and liabilities that are measured at fair value on a recurring basis:

	December 31, 2019
	(Level 1)	(Level 2)	(Level 3)
Liabilities
Warrant liability	$—	$—	$4,391,372

	December 31, 2018
	(Level 1)	(Level 2)	(Level 3)
Liabilities
Warrant liability	$—	$—	$328,559

The fair value of the warrants was calculated using the Black-Scholes option pricing model and is revalued to fair value at the end of each reporting period until the earlier of the exercise or expiration of the warrants. The fair value of the warrant liability is estimated using the Black-Scholes option pricing model using the following assumptions at December 31:

	2019	2018
Risk-free interest rate	1.9%	3.2%
Remaining contractual life of warrant	9.7	9.8
Expected volatility	50.9%	58.0%
Annual dividend yield	0%	0%
Fair value of Series B convertible preferred stock	$1.14	$—
Fair value of Series A-1 convertible preferred stock	$—	$2.00

The Company’s preferred stock warrant liability is classified within Level 3 of the fair value hierarchy at December 31, 2019 and 2018. The changes in value of the preferred stock warrant liability are summarized below:

Balance, January 1, 2018	$296,993
Change in fair value recorded as other expense	31,566
Balance, December 31, 2018	328,559
Issuance of warrants in connection with Series B financing	3,991,178
Change in fair value recorded as other expense	71,635
Balance, December 31, 2019	$4,391,372

There were no transfers made in or out of the Level 3 category during the years ended December 31, 2019 and 2018.

Augmedix, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Fair Value of Financial Instruments

The carrying amounts of restricted cash, accounts receivable, accounts payable, and customer deposits approximate fair value due to their short-term nature. The carrying value of the Note Payable was determined to approximate fair value due to its variable interest rate that approximates prevailing interest rates as of each reporting period. The fair values and carrying values of the Subordinated Note Payable was $11,200,000 and $9,721,608, respectively, at December 31, 2019, and $11,000,000 and $9,972,307, respectively, at December 31, 2018. Fair value was determined using Level 3 inputs.

4. Property and Equipment

Property and equipment consists of the following:

	December 31,
	2019	2018
Computer hardware, software and equipment	$5,039,544	$4,390,325
Leasehold improvements	2,072,006	1,959,947
Furniture and fixtures	262,865	236,197
	7,374,416	6,586,069
Less: accumulated depreciation	(6,161,390)	(5,238,419)
	$1,213,026	$1,347,650

The Company recorded depreciation expense of $949,006 and $1,587,939 during the years ended December 31, 2019 and 2018, respectively.

5. Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consists of the following:

	December 31,
	2019	2018
Accrued compensation	$1,196,723	$790,916
Accrued other	530,924	450,580
Accrued partner vendor liabilities	769,351	693,927
Deferred rent	210,010	217,756
Accrued professional fees	36,227	115,158
Accrued VAT and other taxes	23,013	30,208
	$2,766,248	$2,298,545

Augmedix, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

6. Debt

Note Payable

In June 2015, the Company entered into a loan and security agreement (the Agreement) with a commercial bank. The Agreement allowed for borrowings of up to $3,500,000. Outstanding borrowings under the Agreement bear interest at the prime rate of interest plus 0.5% (5.25% and 6.00% at December 31, 2019 and 2018, respectively). The Agreement initially required monthly interest- only payments through December 2016, followed by 30 equal payments of principal and interest beginning January 2017 through its maturity in June 2019. However, the Agreement was amended multiple times, most recently in August 2019 to extend the interest-only period through December 2020, increase the available borrowings to $5,000,000, add a compensating balance provision whereby the Company must maintain at least $2,000,000 in an account with and under the control of the commercial bank, and extend the maturity to December 2020, at which point all outstanding principal and interest is due. As of December 31, 2019 and 2018, the outstanding balance due on the note payable is $2,893,667 and $3,673,667, respectively.

Outstanding borrowings under the Agreement are secured by substantially all assets of the Company, and the Company is required to maintain certain financial and non-financial covenants. The Company was in compliance with all covenants at December 31, 2019 and 2018.

In connection with the Agreement, in June 2015, the Company issued a warrant to purchase 555 shares of Series A-1 convertible preferred stock (Prior Series A-1) (First Comerica Warrant).

In connection with an amendment, in July 2017, the Company issued a warrant to purchase 156 shares of Series A-2 convertible preferred stock (Series A-2) (Second Comerica Warrant).

In October 2018, in connection with the issuance of Series A convertible preferred stock (Series A), the Company cancelled the First Comerica Warrant and the Second Comerica Warrant and issued in its place warrants to purchase 555 and 218 shares of common stock. The warrants have an exercise price of $40.500 per share and $44.679 per share, are immediately exercisable and expire in June 2025 and July 2027, respectively.

Subordinated Note Payable

In May 2017, the Company entered into a loan and security agreement (the Sub Agreement) with a lending institution for borrowings of up to $10,000,000. At December 31, 2019 and 2018, outstanding borrowings under the Sub Agreement bear interest at the rate of 12% per year.

Outstanding borrowings under the Sub Agreement are collateralized by substantially all assets of the Company and are subordinate to any outstanding borrowings under the Agreement. Borrowings under the Sub Agreement are subject to certain financial and non-financial covenants. The Company was in compliance with all covenants at December 31, 2019 and 2018.

In August 2019, the Company amended the Sub Agreement (the Amended Sub Agreement) to extend the interest-only period through December 2020 and the maturity date to April 2023. Following the interest-only period, the Amended Sub Agreement requires 27 equal payments of principal and interest through March 2023, and a final lump sum payment of outstanding principal and interest at maturity.

In connection with the Sub Agreement, the Company issued a warrant to purchase 8,022 shares of Series A-2. The warrant had an exercise price of $62.326 per share, was immediately exercisable and was to expire in July 2027. At issuance, the fair value of the warrant was determined to be $265,255, which was recorded as a discount to the Sub Agreement and as a preferred stock warrant liability on the accompanying consolidated balance sheets.

In connection with the Sub Agreement, a final payment of $600,000 is payable at the maturity date in April 2023. The Company recorded the final payment as both a discount and an increase to the principal amount of the debt. The Company also capitalized certain lender and legal costs associated with the Sub Agreement totaling $279,757, which were recorded as a discount to the Sub Agreement. The aggregate discount of $1,145,012 is being amortized to interest expense over the repayment term of the Sub Agreement. The Company amortized $327,138 and $326,707 of the discount to interest expense during the years ended December 31, 2019 and 2018, respectively. At December 31, 2019 and 2018, the remaining unamortized discount was $300,555 and $627,693, respectively.

Augmedix, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

In connection with an amendment to the Sub Agreement in May 2018, the warrant to purchase 8,022 shares of Series A-2 was terminated and a new warrant to purchase 29,882 shares of Series B convertible preferred stock (Prior Series B Warrant) was issued. Then, in October 2018, in connection with the “Pay-to-Play” financing the Company cancelled the outstanding Prior Series B Warrant and in replacement issued a warrant to purchase 239,300 shares of Series A-1 convertible preferred stock (the Series A-1 warrant). The warrant had an exercise price of $2.00 per share, was immediately exercisable and was to expire in October 2028. In August 2019, in connection with the Amended Sub Agreement, the Company canceled the outstanding Series A-1 warrant and in replacement issued a warrant to purchase 1,379,028 shares of Series B convertible preferred stock. The warrant has an exercise price of $1.21 per share, is immediately exercisable and expires in September 2029.

At December 31, 2019, the future minimum payments required under the Sub Agreement, including the final payment, are as follows as of:

Years ending December 31:
2020	$—
2021	3,719,265
2022	4,190,960
2023	1,511,938
9,422,163
End of term charge	600,000
10,022,163
Less unamortized debt discount	(300,555)
Sub agreement borrowings net of discount	9,721,608
Less current portion	—
Sub agreement borrowings, non-current portion	$9,721,608

Convertible Promissory Notes

In March 2018, the Company issued convertible promissory notes and received cash proceeds of $2,650,000. The notes accrued simple interest of 6% per year and, if not converted, were to mature in April 2018. All principal and interest were due at maturity. The convertible promissory notes contained a contingent beneficial conversion feature whereby the convertible promissory notes automatically convert to capital stock that is sold in a qualified financing that raises aggregate gross proceeds in excess of $7,000,000. The conversion price was 90% of the lowest selling price per share in the qualified financing. In April 2018, the Company completed a qualified financing (Note 7) and the principal amount plus $14,375 of accrued interest converted into 176,925 shares of Series B convertible preferred stock. As a result of the contingent beneficial conversion feature, the Company recognized interest expense of $295,997 at the date of conversion.

In August 2019, the Company issued convertible promissory notes and received cash proceeds of $3,303,535. The notes accrued simple interest of 6% per year and, if not converted, were to mature in January 2020. All principal and interest were due at maturity. The convertible promissory notes contained a contingent beneficial conversion feature whereby the convertible promissory notes automatically convert to capital stock that is sold in a qualified financing that raises aggregate gross proceeds in excess of $14,700,000. The conversion price was 90% of the lowest selling price per share in the qualified financing. In September 2019, the Company completed a qualified financing (Note 7) and the principal amount plus $15,748 of accrued interest converted into 3,045,240 shares of Series B convertible preferred stock. In addition, the Company issued warrants to purchase up to 900,145 shares of Series B convertible preferred stock at a price of $1.21 per share with an initial aggregate fair value of $709,962 which are immediately exercisable and expire in September 2029. As a result of the contingent beneficial conversion feature, the Company recognized interest expense of $1,078,769 at the date of conversion.

7. Common Stock and Convertible Preferred Stock

Common Stock

The Company is authorized to issue 65,189,974 shares of common stock with a par value of $0.0001 per share. Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. Subject to preferences that may apply to any outstanding preferred stock, holders of common stock are entitled to receive ratably any dividends that the Company’s board of directors may declare out of funds legally available for that purpose on a non-cumulative basis. No dividends had been declared through December 31, 2019.

In October 2018 and August 2019, the Company issued warrants to nonemployees to purchase 2,500 and 10,000 shares of common stock, respectively. The warrants have an exercise price of $16.73 per share and $0.36 per share, are immediately exercisable and expire in August 2028 and August 2024, respectively. The Company determined the fair value of the warrants to be immaterial to the consolidated financial statements as a whole. At December 31, 2019 there were 13,273 common stock warrants outstanding with a weighted average exercise price of $5.85 per warrant.

Augmedix, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Convertible Preferred Stock

The Company has Series A, Series A-1, and Series B convertible preferred stock, which are classified outside of stockholders' deficit because the shares contain deemed liquidation rights that are contingent redemption features not solely within the control of the Company. As a result, all of the Company's convertible preferred stock is classified as mezzanine equity. At December 31, 2019, the Company is authorized to issue 48,279,439 shares of convertible preferred stock with a par value of $0.0001 per share and the following shares of convertible preferred stock were authorized, issued and outstanding:

	Shares Authorized	Shares Issued and Outstanding	Aggregate Liquidation Preference
Series A	6,376,169	6,376,169	$12,752,338
Series A-1	12,752,341	12,752,341	25,504,682
Series B	29,150,929	15,654,801	18,959,529
	48,279,439	34,783,311	$57,216,549

In May and September 2018, the Company raised $8,066,521 in cash proceeds through issuance of 482,095 shares of Series B convertible preferred stock (Prior Series B). The Company also issued 176,925 shares of Prior Series B in exchange for the conversion of convertible notes and accrued interest totaling $2,664,375. Upon the conversion, the Company recognized a beneficial conversion feature as interest expense in the amount of $295,997.

In October 2018, the Company amended its Certificate of Incorporation and raised $12,752,347 in cash proceeds through issuance of 6,376,169 shares of Series A convertible preferred stock. The terms of the Series A financing included a “Pay to Play” provision whereby the holders of Series Seed convertible preferred stock (Series Seed), Prior Series A-1, Series A-2 and Prior Series B (collectively, Prior Preferred) were given the opportunity to participate in the issuance of Series A to the extent of their pro-rata share allocation in which case their Prior Preferred shares would convert to shares of Series A-1 at the rate specified in the agreement. Alternatively, holders who did not participate had their existing Prior Preferred shares converted into shares of common stock at the rate specified in the agreement. As a result, all outstanding shares of Series Seed, Prior Series A-1, Series A-2, Prior Series B converted into shares of Series A-1 or common stock. The transaction was recorded based on the guidance of FASB ASC Topic 260, Earnings Per Share. The effect on the calculation for the conversion of convertible preferred stock, at the fair value of the common stock on the date of conversion resulted in a decrease in the carrying value of the convertible preferred stock and an increase to shareholder’s equity of $49,607,096. The issuance costs related to preferred stock was not material during the year ended December 31, 2018.

In September and October 2019, the Company raised $15,271,440 in cash proceeds through issuance of 12,609,561 shares of Series B convertible preferred stock (Series B) and warrants to purchase up to 4,161,153 shares of Series B at a price of $1.21 per share. The warrants are immediately exercisable and expire in September 2029. The proceeds were first allocated to the warrant liability based on an initial fair value of $3,281,216, with a corresponding amount recorded as a reduction in the carrying amount of the Series B. The Company incurred issuance costs of $52,893 which were recorded as a reduction of the proceeds. In addition, the Company also issued 3,045,240 shares of Series B in exchange for the conversion of convertible promissory notes and accrued interest.

Augmedix, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The rights, preferences, privileges and restrictions for the holders of Series A, Series A-1 and Series B (collectively, Preferred Stock) are as follows:

Dividends

The holders of Preferred Stock are entitled to receive non-cumulative dividends at an annual rate of 8% of the original issuance price per share, as adjusted for any stock dividends, combinations, splits or the like, prior to and in preference to any declaration or payment of dividends on common stock. At December 31, 2019, the original issuance price of Series A, Series A-1 and Series B, is $2.00, $2.00 and $1.2111 per share, respectively. Dividends are payable when and if declared by the Board of Directors. After payment of such dividends, any additional dividends or distributions will be distributed among holders of common stock and Preferred Stock on a pari passu basis. No dividends have been declared or paid through December 31, 2019.

Liquidation

In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of Series B are entitled to receive, prior to and in preference to holders of Series A, Series A-1 or Common Stock the greater of (i) amounts per share equal to $1.2111, respectively, as adjusted for stock splits, stock dividends, combinations, reclassifications or the like, plus all declared and unpaid dividends on each share of Series B , as applicable; or (ii) such amount per share as would have been payable had all shares of Series B been converted into common stock immediately prior to such liquidation transaction. If, upon occurrence of such an event, the assets and funds to be distributed among the holders of Series B are insufficient to permit the above payment to such holders, then the entire assets and funds of the Company legally available for distribution will be distributed ratably among the holders of Series B in proportion to the preferential amount each such holder is otherwise entitled to receive. Upon the completion of the distribution to the holders of Series B , all remaining proceeds, if any, will be distributed to the holders of shares of Series A and Series A-1 and then ratably distributed among the holders of common stock.

Voting

The holders of Preferred Stock are entitled to voting rights equal to the number of shares of common stock into which each share of Preferred Stock could be converted.

As long as at least 1,500,000 shares of Series A, Series A-1 and Series B, combined, remain outstanding, the holders of Series A, Series A-1 and Series B, voting as a separate class, are entitled to elect three members of the Board of Directors. The holders of common stock, voting as a separate class, are entitled to elect two members of the Board of Directors. The holders of Preferred Stock and common stock, voting together as a single class on an as-converted basis, are entitled to elect the remaining members of the Board of Directors.

Conversion

Each share of Preferred Stock is convertible into common stock, at the option of the holder, at any time after the date of issuance. The conversion ratio is determined by dividing the original issue price by the conversion price, and is subject to adjustment for any stock splits, dividends, reclassifications or the like and for dilutive issuances of new securities. At December 31, 2019, the conversion price for Series A, Series A-1 and Series B was equal to the original issuance price of $2.00, $2.00 and $1.2111, respectively.

Each share of Preferred Stock will automatically convert into the number of shares of common stock into which such shares are convertible at the then applicable conversion ratio upon (i) the closing of the sale of the Company’s common stock in a public offering where the public offering price is not less than $5.00 per share, as adjusted for stock splits, dividends, reclassifications or the like, with aggregate gross proceeds of at least $50,000,000 or (ii) the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Preferred Stock, voting together as a single class, on an as-converted basis.

Augmedix, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Protective Provisions

As long as at least 1,500,000 shares of Preferred Stock remain outstanding, as adjusted for stock splits, dividends, reclassifications or the like, approval of at least a majority of the holders of the outstanding shares of Preferred Stock is necessary for consummation of certain transactions, including but not limited to: increasing or decreasing authorized capital stock; creating any senior or pari passu security, privileges, preferences or voting rights senior to or on parity with those granted to the Preferred Stock; redeeming or repurchasing the Company’s equity securities; declaring or paying any dividends; incurring indebtedness in excess of $500,000; entering into any transaction deemed to be a liquidation or dissolution of the Company; changing the authorized number of members of the Board of Directors; altering or changing any provision of the Restated Certificate of Incorporation or Bylaws; creating or holding stock in a subsidiary; entering into related party transactions; or acquiring through merger or purchase of substantially all of the assets or capital stock of another entity.

Series B Convertible Preferred Stock Warrants

In August 2019, in connection with amending its Sub Agreement (Note 6), the Company issued a warrant to purchase 1,379,028 shares of Series B convertible preferred stock. In September and October 2019, in connection with the Series B financing and the conversion of convertible promissory notes, the Company issued warrants to purchase 5,061,298 shares of Series B convertible preferred stock. The Series B convertible preferred stock warrants have an exercise price of $1.21 per share, are immediately exercisable and expire in September 2029. Subsequent to initial issuance, there were no additional grants, exercises, or cancellations of Series B convertible preferred stock warrants during the year ended December 31, 2019.

8. Equity Incentive Plan

In 2013, the Company adopted the 2013 Equity Incentive Plan (the Plan). Options granted under the Plan may be incentive stock options (ISOs), non-qualified stock options (NSOs), stock appreciation rights (SARs) and restricted stock awards (RSAs). ISOs may be granted only to Company employees and directors. NSOs, SARs and RSAs may be granted to employees, directors, advisors and consultants. The Board of Directors has the authority to determine to whom options will be granted, the number of options, the term, and the exercise price. The Company has reserved 11,832,515 and 6,250,074 shares of common stock for issuance under the Plan at December 31, 2019 and 2018, respectively.

Options are to be granted at an exercise price not less than fair value. For individuals holding more than 10% of the voting rights of all classes of stock, the exercise price of an option will not be less than 110% of fair value. Fair value is determined by the Company’s Board of Directors. The vesting period is normally monthly over a period of four years from the grant date.

The Company recorded share-based compensation expense in the following expense categories in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2019 and 2018:

	December 31,
	2019	2018
General and administrative	$256,508	$85,005
Sales and marketing	69,856	43,150
Research and development	55,921	102,860
Cost of revenues	14,814	21,805
	$397,099	$252,820

No income tax benefits have been recognized in the consolidated statements of operations for stock-based compensation arrangements and no stock-based compensation costs have been capitalized as property and equipment through December 31, 2019.

Augmedix, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

The fair value of options is estimated using the Black Scholes option pricing model which takes into account inputs such as the exercise price, the value of the underlying ordinary shares at the grant date, expected term, expected volatility, risk free interest rate and dividend yield. The fair value of each grant of options during the year ended December 31, 2019 was determined using the methods and assumptions discussed below.

●	The expected term of employee options is determined using the “simplified” method, as prescribed in SEC’s Staff Accounting Bulletin (SAB) No. 107, whereby the expected life equals the arithmetic average of the vesting term and the original contractual term of the option due to the Company’s lack of sufficient historical data.

●	The expected volatility is based on historical volatility of the publicly traded common stock of a peer group of companies.

●	The risk-free interest rate is based on the interest rate payable on U.S. Treasury securities in effect at the time of grant for a period that is commensurate with the assumed expected term.

●	The expected dividend yield is none because the Company has not historically paid and does not expect for the foreseeable future to pay a dividend on its ordinary shares.

For the years ended December 31, 2019 and 2018, the grant date fair value of all option grants was estimated at the time of grant using the Black-Scholes option-pricing model using the following weighted average assumptions:

	2019	2018
Expected term (in years)	6.4	6.1
Expected Volatility	40.5%	42.0%
Risk-free rate	2.0%	2.8%
Dividend rate	—	—

The weighted average grant date fair value of stock option awards granted was $0.15 and $0.42 during the years ended December 31, 2019 and 2018, respectively.

The following table summarizes stock option activity under the Plan for the years ended December 31, 2019 and 2018:

	Number of Shares under Option Plan	Weighted-Average Exercise Price per Option	Weighted- Average Remaining Contractual Life (in years)
Outstanding at December 31, 2018	5,802,523	$0.72	9.88
Granted	1,223,733	$0.36
Exercised	(9,299)	$0.38
Forfeited and expired	(483,563)	$0.39
Outstanding at December 31, 2019	6,533,394	$0.36	8.98
Exercisable at December 31, 2019	2,512,356	$0.37	8.86
Vested and expected to vest at December 31, 2019	6,533,394	$0.36	8.98

The options exercised during the years ended December 31, 2019 and 2018 had no intrinsic value. The aggregate intrinsic value of options outstanding and options exercisable as of December 31, 2019 were both $1,065. At December 31, 2019, future stock-based compensation for options granted and outstanding of $646,562 will be recognized over a remaining weighted-average requisite service period of 1.13 years.

Augmedix, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

9. Commitments and Contingencies

Operating Leases

The Company leases its office facilities in San Francisco, California under non-cancelable operating lease agreements that expire at various dates through February 2021. In addition, the Company’s subsidiary has several operating lease agreements for office space in Bangladesh, which expire at various dates through December 2028. The Bangladesh lease agreements allow for early cancellation without penalty upon providing the landlord advance notice of at least six months. Under the terms of the operating lease agreements, the Company is responsible for certain insurance and maintenance expenses. Certain of the lease agreements contain scheduled rent increases and provide for rent-free months over the term of the leases. The related rent expense for the leases is calculated on a straight-line basis with the difference between rent expense and scheduled rent payments recorded as deferred rent. Rent expense was $928,110 and $798,285 during the years ended December 31, 2019, and 2018, respectively.

Future minimum rental payments under all non-cancelable operating leases are as follows:

Years ending December 31:
2020	$581,985
2021	64,357
Total	$646,341

Legal

In the normal course of business, the Company may receive inquiries or become involved in legal disputes regarding various litigation matters. In the opinion of management, any potential liabilities resulting from such claims would not have a material adverse effect on the Company’s consolidated financial position or results of operations. As a result, no liability related to such claims has been recorded at December 31, 2019 or 2018.

Indemnification Agreements

From time to time, in the normal course of business, the Company may indemnify other parties when it enters into contractual relationships, including members of the Board of Directors, employees, customers, lessors and parties to other transactions with the Company. The Company may agree to hold other parties harmless against specific losses, such as those that could arise from a breach of representation, covenant or third-party infringement claims. It may not be possible to determine the maximum potential amount of liability under such indemnification agreements due to the unique facts and circumstances that are likely to be involved in each particular claim and indemnification provision. Management believes any liability arising from these agreements will not be material to the consolidated financial statements. As a result, no liability for these agreements has been recorded at December 31, 2019 or 2018.

10. Income Taxes

Deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect for years in which differences are expected to reverse.

Augmedix, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Significant components of the Company's deferred tax assets for federal income taxes consisted of the following:

	December 31,
Deferred tax assets	2019	2018
Net operating loss carryforwards	$25,485,398	$21,025,287
Fixed assets	809,015	765,296
Accruals and other	568,119	585,831
Research & development credits	267,325	63,095
Share-based compensation	13,661	12,129
Valuation allowance	(27,143,518)	(22,451,638)
Net deferred tax assets	$—	$—

In assessing the need for a valuation allowance, management must determine that there will be sufficient taxable income to allow for the realization of deferred tax assets. Based upon the historical and anticipated future losses, management has determined that the deferred tax assets do not meet the more likely than not threshold for realizability. Accordingly, a full valuation allowance has been recorded against the Company’s net deferred tax assets as of December 31, 2019 and 2018. The valuation allowance increased by $4,691,880 and $5,219,400 during the years ended December 31, 2019 and 2018, respectively. The Company does not have unrecognized tax benefits as of December 31, 2019 or December 31, 2018. The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.

The Company had net operating loss carryforwards (“NOL”) for federal and state income tax purposes at December 31, 2019 and December 31, 2018 of approximately:

	December 31,
Combined NOL Carryforwards:	2019	2018
Federal	$103,460,873	$86,414,729
State	$54,408,623	$42,554,560

The net operating loss carryforwards generated prior to 2018 begin expiring in 2033 for federal and 2030 for state income tax purposes. Federal and many state net operating losses generated in 2018 and into the future now have an indefinite life.

	December 31,
Combined Credit Carryforwards:	2019	2018
Federal	$147,597	$36,054
State	$151,555	$34,229

The credit carryforwards begin expiring in 2038 for federal tax purposes. The company’s state credits can be carried forward indefinitely.

The NOL and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. NOL and tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant stockholders over a three year period in excess of 50%, as defined under Sections 382 and 383 of the Internal Revenue Code, respectively, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. To date, the Company has not performed an analysis to determine whether or not ownership changes have occurred since inception.

Augmedix, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

A reconciliation of income tax benefit at the statutory federal income tax rate and income taxes as reflected in the financial statements is as follows:

	December 31,
Rate reconciliation:	2019	2018
Federal tax benefit at statutory rate	(21.0)%	(21.0)%
State tax, net of federal benefit	(5.2)%	(5.2)%
Permanent differences	2.4%	5.0%
Research & development credits	(1.1)%	(0.3)%
Foreign rate differential	(0.5)%	(0.4)%
Other difference	—%	0.2%
Change in valuation allowance	25.4%	21.7%
Tax provision	—%	—%

The Company files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. The Company’s 2016 to 2018 tax years remain open and subject to examination; carryforward amounts from all tax years remain subject to adjustment.

11. Related Party Transactions

In 2015, the Bangladesh subsidiary entered into agreements to rent office facilities under 10-year operating lease agreements (Note 9), with a company owned by relatives of the Company’s Chief Strategy Officer. The Company paid $287,638 and $223,234 to the related party during the years ended December 31, 2019 and 2018, respectively, which is included as rent expense. At December 31, 2019 and 2018, there were no amounts owed to the related party.

12. Employee Benefit Plan

The Company has a 401(k) plan to provide defined contribution retirement benefits for all eligible employees. Participants may contribute a portion of their compensation to the plan, subject to the limitations under the Internal Revenue Code. The Company’s contributions to the plan are at the discretion of the Board of Directors. The Company made no contributions to the plan in 2019 or 2018.

13. Subsequent Events

Subsequent events have been evaluated through the date that the consolidated financial statements were approved by the Company and available to be issued. The following subsequent events have occurred during the period.

Convertible Preferred Stock

In February 2020, the Company raised $499,999 in cash proceeds through issuance of 412,847 shares of Series B convertible preferred stock (Series B) and warrants to purchase up to 136,239 shares of Series B at a price of $1.21 per share, are immediately exercisable and expire in September 2029. The proceeds were first allocated to the warrant liability based on an initial fair value of $95,478 with a corresponding amount recorded as a reduction in the carrying amount of the Series B. The Company incurred issuance costs of $4,017 which were recorded as a reduction of the proceeds.

Repurchase of Investor Shares

In connection with the Merger, and for compliance with regulatory requirements, the Company repurchased stock appreciation rights and common stock from employees and former employees in the amount of $587,000. As of February 1, 2021, the Company has paid out approximately $577,000 and the remaining $10,000 has been recorded as an amount payable to former employees.

Twelfth Amendment to Comerica Loan and Security Agreement

On January 29, 2021, the Company amended the Loan and Security Agreement with Comerica Bank to require repayment of the $2,900,000 note payable in twelve equal monthly installments of principal plus all accrued interest beginning on January 31, 2021.

Augmedix, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Coronavirus Pandemic

 On March 11, 2020, the World Health Organization characterized the novel COVID-19 virus as a global pandemic. The pandemic has affected the Company’s documentation centers worldwide requiring them to severely limit the number of people who can work from these offices. Consequently, most of the Company’s remote documentation specialists (RDSs) in the US and India have been working from home since March 2020 and for Bangladesh since April 2020. The Company continues to actively monitor the rapidly evolving situation related to COVID-19 and may take further actions that alter its business operations, including those that may be required by federal, state or local authorities, or that the Company determines are in the best interests of its employees, partners and shareholders. To date, the Company has been able to continue to deliver their services without material delays or difficulties despite the COVID-19 pandemic.

Paycheck Protection Program

On April 11, 2020, the Company, entered into an original loan agreement with East West Bank as the lender (“Lender”) for a loan in an aggregate principal amount of $2,180,300 (the “Loan”) pursuant to the Paycheck Protection Program (the “PPP”) under the Coronavirus Aid, Relief, and Economic Security (CARES) Act and implemented by the U.S. Small Business Administration. The Loan matures in two years and bears interest at a rate of 1% per year, with all payments deferred through the six-month anniversary of the date of the Loan. Principal plus accrued unpaid interest is to be paid in one payment two years after the date of this note and may be prepaid by the Company at any time prior to maturity without penalty. The Company may apply for forgiveness of amounts due under the Loan, with the amount of potential loan forgiveness to be calculated in accordance with the requirements of the PPP based on payroll costs, any mortgage interest payments, any covered rent payments and any covered utilities payments during the 8-24 week period after the origination date of the Loan. The Company intends to use proceeds of the Loan for payroll and other qualifying expenses, but there can be no assurances that any portion of the Loan will be forgiven.

Merger

On October 5, 2020, Malo Holdings Corporation (“Malo Holdings”), a Delaware corporation, its wholly-owned subsidiary, August Acquisition Corp. (“Acquisition Sub”), and the Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, on October 5, 2020, Acquisition Sub merged with and into the Company with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Malo Holdings.

Each share of the Company’s capital stock issued and outstanding immediately prior to the closing of the merger was converted into the right to receive (a) 0.420864013 shares of Malo Holdings common stock (the “Common Share Conversion Ratio”) (in the case of shares held by accredited investors) or (b) $3.00 multiplied by the Common Share Conversion Ratio (in the case of shares held by unaccredited investors and those with an entitlement to shares of the Company’s capital stock). At the closing of the merger, Malo Holdings issued 15,458,133 shares of common stock to the former holders of the Company’s capital stock.

In addition, pursuant to the Merger Agreement, options and warrants to purchase the Company’s common stock and warrants to purchase the Company’s Series B convertible preferred stock that were issued and outstanding immediately prior to the closing were assumed and converted into options and warrants to purchase common stock of Malo Holdings.

The merger will be treated as a recapitalization and reverse acquisition for Malo Holdings for financial reporting purposes. The Company is considered the acquirer for accounting purposes as the former shareholders of the Company own approximately 88% of Malo Holdings post-merger, among other factors, and Malo Holdings’ historical financial statements before the merger will be replaced with the historical financial statements of the Company before the merger in future filings with the Securities Exchange Commission. The merger is intended to be treated as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

Private Placement Offering

Following the effective time of the Merger, Malo Holdings completed a private placement offering for aggregate gross proceeds of $25,416,568 before deducting placement agent fees and expenses which are estimated to be $2,200,000. Also, the private placement agents received warrants to purchase up to 164,745 shares of Malo Holdings common stock with a term of five years and an exercise price of $3.00 per share.